UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2008, an Eighth Amendment to the Amended and Restated Credit Agreement dated April 21, 2000 (“Eighth Amendment”) was entered into among WMCK Venture Corp., Century Casinos Cripple Creek, Inc., WMCK Acquisition Corp. (collectively the “Borrowers”), Century Casinos, Inc. (the “Guarantor”) and Wells Fargo Bank, National Association, as Agent.

Amongst other items, the terms of the Eighth Amendment added or modified the following (capitalized terms have the meanings ascribed to them in the Eighth Amendment and in Section 1.01 of the Existing Credit Agreement):

1)	Extends the maturity date of the Existing Credit Agreement to December 31, 2009.
2)	Reduces the aggregate commitment and maximum permitted balance available to the Borrowers from $15.5 million to $10.0 million.
3)	Eliminates the requirements to make any Scheduled Reductions prior to December 31, 2009 and the TFCC Ratio.
4)	Redefines and modifies the covenant requirements for the Interest Expense Coverage Ratio and the Restriction on Distributions Covenant.
5)
Adds a Minimum Make-Well Adjusted Quarterly EBITDA financial covenant. This financial covenant permits the Borrower to receive an Equity Contribution within forty days following the end of the Fiscal Quarter which is subject to the Minimum Make-Well Adjusted Quarterly EBITDA financial covenant. This Equity Contribution will be added to the EBITDA realized by the Borrower for such fiscal quarter. The Equity Contribution will result in a permanent reduction in the amount available to the Borrower equal to the amount of the Equity Contribution.

The Borrower Consolidation is required to maintain the following Make-Well Adjusted Quarterly EBITDA as follows:

Fiscal Quarter Ended	Minimum Make-Well Adjusted Quarterly EBITDA for such Quarter
3/31/2008	N/A
6/30/2008	$1,410,000
9/30/2008	$1,130,000
12/31/2008	$753,000
3/31/2009	$899,000
6/30/2009	$902,000
9/30/2009	$1,425,000
12/31/2009	Maturity

This summary of the terms of the Eighth Amendment is qualified in its entirety by the text of the Eighth Amendment, a copy of which is attached to this Form 8-K as exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits
10.1	Eighth Amendment to Amended and Restated Credit Agreement, dated as of April 11, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: April 17, 2008	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer